                                Prospectus Supplement filed under Rule 424(b)(3)
                         in connection with Registration Statement No. 333-48047

              PROSPECTUS SUPPLEMENT NO. 3 DATED SEPTEMBER 18, 1998
                       (To Prospectus Dated May 28, 1998)

                           PLATINUM technology, inc.
           $150,000,000 6.25% Convertible Subordinated Notes Due 2002
          and Shares of Common Stock Issuable Upon Conversion Thereof

  This Prospectus Supplement No. 3 ("Third Prospectus Supplement") supplements information contained in that certain Prospectus, dated May 28, 1998 (the "Prospectus") as supplemented by Prospectus Supplement No. 1 dated July 13, 1998 ("First Prospectus Supplement") and Prospectus Supplement No. 2 dated August 31, 1998 ("Second Prospectus Supplement"), relating to the offer and sale by certain Selling Securityholders of up to $150,000,000 6.25% Convertible Subordinated Notes Due 2002 and shares of Common Stock issuable upon conversion thereof (the "Securities") of PLATINUM technology, inc. (the "Company"). This Third Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus. The following table amends and supplements the information set forth in the Prospectus under the caption "Selling Securityholders," and, with respect to "Deutsche Bank Securities Inc.", the information below supersedes the information contained in the Prospectus for "Deutsche Morgan Grenfell Inc." in the table under the caption "Selling Securityholders."

                                              Principal Amount of
                                         Securities Beneficially Owned                           Number of
                                    -----------------------------------------                    Shares of
                                                                    Number of     Principal       Common
                                      Principal                     Shares of    Amount of        Stock
                                      Amount of                      Common      Notes That      That May
Name                                    Notes         Percentage   Stock(1)(2)   May Be Sold      Be Sold
---------------------------------   ------------      ----------   -----------   -----------     ---------
Banc Boston Robertson Stephens       $ 1,500,000         1.0%         41,605     $ 1,500,000        41,605
Deutsche Bank Securities Inc. (3)      6,730,000         4.5         186,672       6,730,000       186,672
Montaigne Fund N.V.                      100,000           *           2,773         100,000         2,773
Tocqueville N.V.                         100,000           *           2,773         100,000         2,773
Any other holders of Notes(4)(5)      19,295,000        12.9         535,191      19,295,000       535,191

--------------
*   Less than 1%.
(1) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $36.0525 in principal amount of Notes per share of Common Stock; such conversion price is subject to adjustment as described in the Prospectus under "Description of Notes - Conversion." Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of any fractional shares.
(2) The number of conversion shares beneficially owned by each Selling Securityholder named herein is less than 1% of the Company's outstanding Common Stock as of September 18, 1998.
(3) Deutsche Bank Securities Inc. served as the sole placement agent for the December 1997 offering of the Notes.
(4) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.
(5) Assumes that "Any other holders of Notes" do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

             This Prospectus Supplement is dated September 18, 1998